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Exhibit 15.1

LUXOTTICA GROUP S.p.A.
Registered Office in Milan, Via Cantù 2
Fully-paid up share capital of Euro 28,447,699.98
Trade Register of Milan and Fiscal Code no. 00891030272
R.E.A. Milan (Index of Economic and Administrative Information) no. 1348098
VAT no. 10182640150
Website: www.luxottica.com

NOTICE OF CALL

ORDINARY MEETING OF STOCKHOLDERS

(Published on the Company's website on March 26, 2013)

The Ordinary Meeting of Stockholders of Luxottica Group S.p.A. (the "Company") will be held on single call on April 29, 2013 at 11:00 a.m. in Milan, Italy, Via Cantù 2 to consider and vote upon the following:

AGENDA

1.
The approval of the Statutory Financial Statements for the year ended December 31, 2012.

2.
The allocation of net income and the distribution of dividends.

3.
The approval of the incentive compensation plan 'Performance Shares Plan 2013-2017' in accordance with article 114-bis of Legislative Decree no. 58/1998.

4.
An advisory vote on the first section of the Company's Remuneration Report in accordance with article 123-ter, paragraph 6 of Legislative Decree no. 58/1998.

Items of business on the Agenda and proposals

Statutory Financial Statements for the year ended December 31, 2012 – The Board of Directors will submit to the General Meeting for its approval the Statutory Financial Statements as of and for the year ended December 31, 2012, reflecting net income of Euro 354,027,383.

Allocation of net income and distribution of dividends – The Board of Directors will submit to the General Meeting for its approval the distribution of dividends in the gross amount of Euro 0.58 per Ordinary Share (each American Depositary Receipt or "ADR" represents one Ordinary Share). The dividend will be paid out of the Company's 2012 net income, net of the amount to be set aside for the legal reserve in order to reach one-fifth of the issued share capital as of the date of the General Meeting. Subject to approval at the General Meeting, dividends will be paid to holders of Ordinary Shares on May 23, 2013, with an ex-dividend date of May 20, 2013, as calculated in accordance with the Borsa Italiana calendar and with a record date of May 22, 2013. Regarding the ADRs listed on the New York Stock Exchange, the record date will be May 22, 2013 and, according to Deutsche Bank Trust Company Americas ("DB"), the depositary bank for the ADRs, the payment date for the dividend in U.S. dollars is expected to be May 31, 2013 based on the Euro/U.S. Dollar exchange rate as of May 23, 2013. DB has advised the Company that after the close of business on May 17, 2013, through and including May 22, 2013, it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADRs, as applicable.

Performance Shares Plan 2013-2017 – The Board of Directors will submit to the General Meeting for its approval the incentive compensation plan 'Performance Shares Plan 2013-2017' (the "Plan") to reward certain employees of the Company and its subsidiaries. Beneficiaries of the plan will be granted the right to receive Ordinary Shares of the Company, without consideration, at the end of a three-year reference period and so long as certain financial targets set by the Board of Directors at the time of grant of the rights are achieved. Specifically, over the course of the three-year reference period, consolidated EPS or "earnings per share" targets must be cumulatively reached, as set forth in the Group's consolidated statements of income, equal to the net income highlighted in the financial statements divided by the average number of outstanding shares.

The Plan will expire on December 31, 2017 and covers a maximum of 10,000,000 Ordinary Shares.

Advisory Vote on Company Remuneration Policy – The Board of Directors will submit to the General Meeting for its approval the first section of the Company's Remuneration Report, inclusive of the compensation policy of the Company and its subsidiaries. The vote on this resolution is consultative only.

Information on Share Capital

At the time of issuance of this notice:

•
the Company's issued share capital consists of 474,128,333 Ordinary Shares with a nominal value of Euro 0.06 per share;

•
each ordinary share is entitled to one vote at the General Meeting; and

•
the Company holds 4,157,225 treasury shares directly, for which the right to vote is suspended.

Any subsequent changes in the stated share capital and the number of treasury shares held will be published on the Company's website and communicated at the opening of the General Meeting.

Entitlement to participate and vote by proxy

Authorization to participate in the meeting and exercise the right to vote will be confirmed by a notice attesting to such a right sent to the Company by the relevant authorized intermediaries, in compliance with its records, evidencing that the party holds the right to vote, based on evidence at the end of the seventh market day before the date of the meeting (April 18, 2013). Anyone who becomes an owner of the shares subsequent to this date cannot legitimately participate in and vote at the meeting.

Any person who can legitimately participate in the meeting can be represented within the terms and limits of the law. For this purpose, a proxy appointment form can be found in the Governance/GM section of the Company's website, www.luxottica.com, at the Company's registered office and from the relevant authorized intermediaries.

Proxies may be granted through a computerized document signed electronically, pursuant to article 21, paragraph 2, Legislative Decree no. 82/2005. Proxies may be sent by means of a registered letter with return receipt requested addressed to the Company's registered office in Milan, Italy, Via Cantù 2, attention Corporate Affairs, or electronically to the certified email address: assemblea.luxottica@legalmail.it. If the representatives deliver or send to the Company a copy of the proxy, they shall certify the identity of the proxy and that the proxy conforms to the original.

A proxy, which may contain voting instructions on all or some of the proposals on the Agenda, may be granted without expense to Istifid S.p.A., Societá Fiduciaria e di Revisione, Servizio Fiduciario Viale Jenner no. 51, 20159 Milan, as the representative appointed by the Company in accordance with article 135-undecies, Legislative Decree no. 58/1998. In order for the proxy to be valid, the proxy in its original form must reach Istifid by the end of the second market day before the date of the meeting (April 25, 2013). Additionally, a completed proxy may also be sent electronically to the certified email address: 2013assemblea.zz47@istifidpec.it, provided Istifid also receives the original signed form as indicated above.

Any proxy issued to Istifid S.p.A., Società Fiduciaria e di Revisione, will not have any effect on the proposals for which voting instructions have not been given. The proxy and the voting instructions may be revoked by the end of the second market day prior to the date of the meeting (by the end of April 25).

A form of proxy and related instructions on how to complete and transmit this form of proxy are available at the Company's registered office and on the Company's website, www.luxottica.com, in the Governance/GM section.

Right to submit questions prior to the General Meeting

Those entitled to vote may submit questions regarding Agenda items prior to the meeting by means of registered letter with return receipt requested, sent to the Company's registered office, attention Corporate Affairs, or electronically to the certified email address: assemblea.luxottica@legalmail.it. To exercise this right, the Company must receive questions by April 26, 2013, together with the notice of ownership issued by the offices of the intermediary where the stockholder's shares are held.

Additions to the Agenda and proposals on additional resolutions

Stockholders who represent at least one fortieth of the share capital, either individually or jointly, may request that an addition be made to the Agenda, stating the items they propose in their request, or propose additional resolutions for items already on the Agenda, within ten days from the publication of the present notice (April 5, 2013). The request must be presented in writing to the Company's registered office, attention Corporate Affairs, by means of registered letter with return receipt or via email to the address assemblea.luxottica@legalmail.it, subject to the condition that requests reach the Company within the time limit stated above. Additionally, in order for a stockholder to exercise this right, the Company must receive the notice of ownership from the relevant authorized intermediary where the stockholder's shares are held.

Those entitled to vote may submit further resolutions proposals at the meeting.

Any additions to the Agenda or the presentation of further proposed resolutions will be announced at least fifteen days before the date of the General Meeting. Further proposed resolutions for items already on the Agenda will be made available to the public using the methods set forth in article 125-ter, paragraph 1, Legislative Decree no. 58/1998, at the same time as the publication of announcement.

Stockholders making the request shall also submit a report setting forth the reasons for the proposed resolutions on the new items or on the proposed further resolutions for items already on the Agenda. The report should be sent to the Board of Directors within the time limit for the presentation of the request for the additions. The Board of Directors will make the report available to the public, stating any opinion it may have on it, at the same time as the publication of the notice of additions or of the presentation, using the methods set forth in article 125-ter, paragraph 1, of Legislative Decree no. 58/1998.

The Agenda may not be supplemented to include matters that according to Italian Law may only be considered based on a proposal submitted by the Board of Directors, or on any project or report prepared by them other than those specified in article 125-ter, paragraph 1, of Legislative Decree no. 58/1998.

Information for ADR Holders

The holders of the Company's ADRs listed on the New York Stock Exchange, each representing the right to receive one Ordinary Share, who wish to attend the meeting personally should contact Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (attention: Daniel Belean, Corporate Actions Department, Tel. (+1) 212.250.6612, Fax: (+1) 212.797.0327), at least fifteen days prior to the date of the General Meeting in order to obtain information regarding attendance and/or voting procedures.

Documentation

The following documents and information are available on the Governance/GM section of the Company's website, www.luxottica.com, in accordance with the relevant time table required by law:

•
the Board of Directors' report on the Agenda, including the information document related to item 3 on the agenda;

•
the proxy forms for voting, including the ordinary proxy form and the form to be granted to the appointed representative in accordance with article 135-undecies, Legislative Decree no. 58/1998; and

•
information on the Company's issued share capital, including the number and category of shares into which it is divided.

Additionally, the Board of Directors' report on the Agenda and the relevant resolution proposals will be available to the public at the Company's registered office and at Borsa Italiana S.p.A. (www.borsaitaliana.it). Stockholders can obtain a copy of these materials at their own expense.

The annual financial report, the Board of Statutory Auditors' report, the report of the auditing company and the remuneration report prepared in accordance with article 123-ter of Legislative Decree no. 58/1998 will also be made available to the public within the relevant time frame required by law.

The registered office of the Company will be open to the public on weekdays from 10.00 to 17.00 for the purposes stated above.

Luxottica Group S.p.A.
On behalf of the Board of Directors
The Chairman, Leonardo Del Vecchio

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  Exhibit 15.1
AGENDA